                                                                    EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    We consent to the incorporation by reference in this registration statement and the related prospectus of PRIMEDIA Inc. on Amendment No. 1 to Form S-4 of our report dated January 24, 2000, relating to the consolidated balance sheet of About.com, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the years in the two-year period ended December 31, 1999, which report appears in the April 26, 2001 current report on Form 8-K/A of PRIMEDIA Inc., and to the reference to our firm under the headings "Change in Independent Public Accountants" and "Experts" in this registration statement and the related prospectus.

                                          /S/ KPMG LLP

                                          KPMG LLP

New York, New York
April 26, 2001